UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                           ----------
                           FORM N-8A

                   NOTIFICATION OF REGISTRATION
                 FILED PURSUANT TO SECTION 8(a) OF
                THE INVESTMENT COMPANY ACT OF 1940
                            ----------

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information

                           REDSS TRUST I
                               Name

                    c/o CIBC Oppenheimer Corp.
                      CIBC Oppenheimer Tower
                      World Financial Center
                     New York, New York 10281
              (No. and Street, City, State, Zip Code)

       Telephone Number, including Area Code: 212-667-7000

         Name and address of agent for service of process:
                          Robert A. Blum
                      CIBC Oppenheimer Tower
                      World Financial Center
                     New York, New York 10281

                          With copies to:
                      Thomas A.  McGavin, Jr.
                        Rogers & Wells LLP
                          200 Park Avenue
                     New York, New York 10166

                            ----------

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

               YES <checked-box> NO <square>

                            SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 6 day of July, 1998.

                                        REDSS TRUST I


                                        By: /S/ ANDREW MACINNES
                                            Trustee

Attest:

Sworn to before me this
    day of            , 1998



     Notary Public